EXHIBIT 99.5

           First Robinson Savings and Loan, F.A. ("First Robinson")
                               Robinson, Illinois


     Questions and Answers Regarding the Subscription and Community Offering


                           MUTUAL TO STOCK CONVERSION

First Robinson's Board of Directors has unanimously voted to convert the savings association from its present mutual form to a stock institution, subject to approval of the conversion by First Robinson's members and regulatory authorities, and, thereafter, to convert to a national bank. Complete details on the conversion, including reasons for conversion, are contained in the Prospectus and Proxy Statement. We urge you to read them carefully.

This brochure is provided to answer basic questions you might have about the conversion. Remember, the conversion will not affect the rate on any of your savings accounts, deposit certificates, or loans.

         1.       Q.       What is a "Conversion"?

                  A. Conversion is a change in the legal form of organization. Following completion of the conversion from a federal mutual savings and loan association to a federal stock savings and loan association, First Robinson intends to convert from a federal stock savings and loan association to a national bank to be known as "First Robinson Savings Bank, N.A." (the
                           "Bank"). First Robinson currently operates as a federal mutual savings and loan association with no shareholders. Through the conversion, First Robinson will form a holding company, First Robinson Financial Corporation, which will ultimately own all of the outstanding stock of the Association. First Robinson Financial Corporation will issue stock in the conversion, as described below, and will be a publicly-owned company.

         2.       Q.       Why is First Robinson converting?

                  A. The stock form of ownership is used by most business corporations and financial institutions. First Robinson has reached an important point in its development with its decision to convert to the stock form of ownership. First Robinson's management believes the continued diversification of the institution's asset and deposit base and the establishment of new banking services should enhance long-term operating potential. The capital raised by issuing stock will:

                           *        Enhance the Association's capital position.

                           * Facilitate future access to the capital markets.

                           *        Provide   additional   funds  for  increased
                                    lending and investment opportunities.

                           * Enable the Association to provide banking services.

                           *        Enhance long-term operating potential.

         3. Q. Will the conversion have any effect on savings accounts, certificates of deposit or loans with First Robinson?

                  A. No. The conversion will not change the amount, interest rate or withdrawal rights of savings and checking accounts or certificates of deposit. The rights and obligations of borrowers under their loan agreements will not be affected.

                           However, upon consummation of the conversion, First Robinson's deposit account holders and borrowers will no longer have voting rights unless they purchase common stock in First Robinson Financial Corporation

         4. Q. Will the conversion cause any changes in personnel or management?

                  A.       No.  The  conversion  will not cause any  changes  in
                           personnel  or  management.   The  normal   day-to-day
                           operations will continue as before.

         5. Q. Did the Board of Directors of First Robinson approve the conversion?

                  A. Yes. The Board of Directors unanimously adopted the Plan of Conversion on November 12, 1996.

                     THE SUBSCRIPTION AND COMMUNITY OFFERING

         6. Q. Who is entitled to buy First Robinson Financial Corporation common stock?

                  A. Subscription rights to buy common stock will be given in order of priority to (i) depositors of the
                           Association as of October 31, 1995 with a $50.00 minimum deposit at that date (the "Eligible Account Holders"); (ii) the Company's employee stock ownership plan (the "ESOP"), a tax qualified employee stock benefit plan; (iii) depositors of the Association with $50.00 or more on deposit as of March 31, 1997 (the "Supplemental Eligible Account Holders"); (iv) depositors of the Association as of ________, 1997 and borrowers as of both March 20, 1990 and ________, 1997 ("Other Members"); and (v)
                           directors, officers and employees of the Association, subject to the purchase limitations set forth in the Plan of Conversion.

                           Shares that are not subscribed for during the subscription offering, if any, may be offered to the general public ("Other Subscribers") through a community offering with preference given to natural persons and trusts of natural persons who are permanent residents of Crawford County, Illinois (the "Local

                           Community"). It is anticipated that any shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public through a syndicate of registered broker dealers pursuant to selected dealers agreements in a Syndicated Community Offering.

         7.       Q.       How do I subscribe for shares of stock?

                  A. Eligible customers wishing to exercise their subscription rights must return the enclosed Stock Order Form to First Robinson. The Stock Order Form must be completed and returned along with full payment or appropriate instructions authorizing a withdrawal from a deposit account at First Robinson on or prior to the close of the Subscription Offering which is ______ p.m., Central Time, on _________, 1997, unless extended. Members of the public who wish to order stock directly from First Robinson in the Community Offering should return their Stock Order Form and accompanying payment to First Robinson prior to ____ p.m. Central Time on ___________, 1997, unless extended.

         8.       Q.       How can I pay for my subscription?

                  A. First, you may pay for your stock by check or money order. These funds will earn interest at First Robinson's passbook rate from the day we receive them until the completion or termination of the conversion. The passbook rate was __% as of _________, 1997.

                           Second, you may authorize us to withdraw funds from your First Robinson savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for your account until completion of the offering at which time your funds will be withdrawn for your purchase. Funds remaining in this account (if any) will continue at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case you will receive interest at the passbook rate. A hold will be placed on your account for the amount you specify for stock payment. You will not have access to these funds from the day we receive your order until the completion or termination of the conversion.

                           If you want to use Individual Retirement Account deposits held at First Robinson to purchase stock, call our Stock Information Center at (618) _________ for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions.

         9.       Q.       When must I place my order for shares of stock?

                  A. To exercise subscription rights in the subscription offering, a Stock Order Form must be received by First Robinson with full payment for all shares subscribed for not later than ____ p.m., Central Time, on _________, 1997.

                           Non-customers desiring to order shares through the community offering must order shares before the close of the community offering, which will be at ____ p.m., Central Time on _________, 1997, unless extended.

         10.      Q.       How many shares of stock are being offered?

                  A. First Robinson Financial Corporation is offering 650,000 shares of common stock at a price of $10.00 per share. The number of shares may be decreased to 552,500 or increased to 859,625 in response to the independent appraiser's final determination of the consolidated pro forma market value of the common stock issued in the conversion.

         11. Q. What is the minimum and maximum number of shares that I can purchase during the offering period?

                  A. The minimum number of shares that may be purchased is 25 shares. No Stock Order Form will be accepted for less than $250.00. The maximum number of shares may not exceed 6,500 shares for any individual or 10,000 shares for their associates or any group acting in concert as defined in First Robinson's Plan of Conversion.

         12. Q. How was it determined that between 552,500 shares and 859,625 shares of stock would be issued at $10.00 per share?

                  A. The share range was determined through an appraisal of First Robinson by Ferguson & Company, L.L.C., an independent appraisal firm specializing in the thrift industry.

         13.      Q. Must I pay a commission on the stock for which I subscribe?

                  A. No. You will not pay a commission on stock purchased in the Subscription Offering, the Community Offering or the Syndicated Community Offering, if any. Conversion expenses, including commissions, will be deducted from the proceeds of the offering upon completion of the conversion.

         14. Q. Will I receive interest on funds I submit for stock purchases?

                  A. Yes. First Robinson will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the subscription and community offerings until completion of the conversion. That rate, as of ________, 1997 was __%.

         15.      Q. If I have misplaced my Stock Order Form, what should I do?

                  A. First Robinson will mail you another order form or you may obtain one from the First Robinson main office. If you need assistance in obtaining or completing a

                           Stock Order Form, a First Robinson employee or a Trident Securities, Inc. representative will be happy to help you.

         16.      Q.       Will there be any dividends paid on the stock?

                  A. The Company currently intends to pay an annual cash dividend at a rate of approximately 3.0%, or $0.30 per share. The payment of cash dividends on the Common Stock will be subject to the requirements of applicable law and the determination by the Board of Directors of the Company that the net income, capital and financial condition of the Company, banking industry trends and general economic conditions justify the payment of dividends. In addition, from time to time in an effort to manage capital to a reasonable level, the Board may determine if it is prudent to pay periodic special cash dividends. Periodic special cash dividends, if paid, may be paid in addition to, or in lieu of, regular cash dividends. Like all possible dividends, there can be no assurance that periodic special cash dividends will be paid or, that, if paid, will continue to be paid. In conjunction with the conversion, First Robinson has established a dividend direct deposit plan. This allows customers to have dividend checks deposited directly into their First Robinson savings or checking accounts. Customers may choose to participate in the direct deposit plan by checking the appropriate box on the stock order form and listing their account number to be used for deposits.



         17. Q. How much stock do the directors and officers of First Robinson intend to purchase through the Subscription Offering?

                  A. Directors and executive officers intend to purchase approximately $735,000 (11.3% at the midpoint of the offering) of the stock to be offered in the conversion. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

         18.      Q. Are the subscription rights transferable to another party?

                  A. No. Pursuant to federal regulations, subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members may be exercised only by the person(s) to whom they are granted. Any person found to be transferring subscription rights will be subject to forfeiture of such rights.

         19. Q. I closed my account several months ago. Someone told me that I am still eligible to buy stock. Is that true?

                  A. If you were an account holder on the Eligibility Record Date, October 31, 1995, or the Supplemental Eligibility Record Date, March 31, 1997, you are entitled to purchase stock without regard to whether you continued to hold your First Robinson account.

         20. Q. May I obtain a loan from First Robinson using stock as collateral to pay for my shares?

                  A. No. Federal regulations do not allow First Robinson to make loans for this purpose, but other financial institutions could make a loan for this purpose.

         21. Q. Will the FDIC (Federal Deposit Insurance Corporation) insure the shares of stock?

                  A. No. The shares are not and may not be insured by the FDIC. However, the Savings Association Insurance Fund of the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

         22. Q. Will there be a market for the stock following the conversion?

                  A. Neither the Company nor the Association has ever issued stock before, and due to the relatively small size of the Offerings, it is unlikely that an active and liquid trading market will develop or be maintained. The Company will request that Trident Securities undertake to match offers to buy and offers to sell the Common Stock, and Trident Securities intends to list the Common Stock over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau, Inc. However, purchasers of Common Stock should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price.

         23. Q. Can I purchase stock using funds in a First Robinson IRA account?

                  A. Yes. Contact the Stock Information Center for the necessary forms. However, it takes several days to process the necessary IRA forms and, therefore, it is necessary that your response be received by [one week prior to closing], 1997, to accommodate your order.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION

         24. Q. Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?

                  A.       At the  Special  Meeting  of  Members  to be  held on
                           _______, 1997, you are eligible to vote if you are one of the "Voting Members," who are holders of First Robinson's deposit accounts as of _________, 1997 or loans as of both March 20, 1990 and _______, 1997 (the "Voting Record Date") for the Special Meeting. However, Association members of record as of the close of business on the Voting Record Date who cease to be depositors or borrowers prior to the date of the Special Meeting are no longer members and will not be entitled to vote at the Special Meeting. If you are a Voting Member, you should have received a proxy statement and proxy card with which to vote.

         25.      Q.       How many votes do I have as a Voting Member?

                  A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account. Each borrower who holds eligible borrowings is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to vote as an account holder. No member may cast more than 1,000 votes.

         26. Q. If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the subscription offering?

                  A. No. Voting against the Plan of Conversion in no way restricts you from purchasing stock in either the subscription offering or the community offering.

         27. Q. What happens if First Robinson does not get enough votes to approve the Plan of Conversion?

                  A. First Robinson's Conversion would not take place and First Robinson would remain a mutual savings and loan association.

         28. Q. As a qualifying depositor or borrower of First Robinson, am I required to vote?

                  A. No. However, failure to return your proxy card will have the same effect as a vote "Against" the Plan of Conversion.

         29.      Q.       What is a Proxy Card?

                  A. A Proxy Card gives you the ability to vote without attending the Special Meeting in person. You may attend the meeting and vote in person, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy.

         30.      Q.       How does the conversion affect me?

                  A. The conversion is intended, among other things, to assist First Robinson in maintaining and expanding its many services to First Robinson's customers and community. By purchasing stock, you will also have the opportunity to invest in First Robinson Financial Corporation, the holding company that will own the nationally-chartered bank into which First Robinson will convert. However, there is no obligation to purchase stock; the purchase of stock is strictly optional.

         31. Q. How can I get further information concerning the stock offering?

                  A.       You may call the Stock Information Center, collect at
                           (618) 544-5800 for further information or a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.


This information is neither an offer to sell nor a solicitation of an offer to buy securities. The offer is made only by the Prospectus. A Prospectus can be obtained at any First Robinson office or by calling the First Robinson Stock Information Center. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

         The stock is not a deposit or account and is not federally insured or guaranteed.

                              FOR YOUR CONVENIENCE

         In order to assist you during the stock offering period, we have established a Stock Information Center to answer your questions. Please call collect:

                                 (618) 544-5800